NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 16, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 5, 2024, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between AssetMark Financial Holdings, Inc. and GTCR Everest Merger Sub, Inc., a wholly owned subsidiary of GTCR Everest Borrower, LLC, wholly owned by GTCR Fund XIV/B LP and is an affiliate of GTCR LLC became effective on September 05, 2024. Each share of AssetMark Financial Holdings, Inc Common Stock, $0.001 par value per share was exchanged for USD 35.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 5, 2024.